Exhibit 5.1

[Pepper Hamilton LLP Letterhead]

May 26, 2004

Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey 08690

Re:	Yardville National Bancorp
Registration Statement on Form S-8

Ladies and Gentlemen:

     Reference is made to a Registration Statement on Form S-8 of Yardville National Bancorp (the “Company”) which is being filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers 3,000 shares (the “Issued Shares”) of the Company’s common stock, no par value per share (the “Common Stock”) which have been issued upon the exercise of options previously granted pursuant to the Yardville National Bancorp 2003 Stock Option Plan for Non-Employee Directors (the “2003 Plan”) and up to 247,000 shares (the “Issuable Shares”) of Common Stock which are issuable upon the exercise of options previously granted and to be granted pursuant to the 2003 Plan.

     We have examined the Registration Statement, including the exhibits thereto, the Company’s Articles of Incorporation, as amended, the Company’s By-laws, the 2003 Plan and such documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based on the foregoing, we are of the opinion that (i) the Issued Shares, having been issued and paid for in accordance with the terms of the 2003 Plan, are validly issued, fully paid and non-assessable, and (ii) the Issuable Shares, when issued and paid for in accordance with the terms of the 2003 Plan, will be validly issued, fully paid and non-assessable.

     Our opinion is limited to the New Jersey Business Corporation Law Act, as amended, including the statutory provisions and all applicable provisions of the Constitution of the State of New Jersey and reported judicial decisions interpreting these laws, and the federal securities laws, each as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP